Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Incorporation

NextWave Wireless LLC	Delaware

NextWave Broadband Inc.	Delaware

CYGNUS Communications, Inc.	Delaware

NW Spectrum Co.	Delaware

AWS Wireless Inc.	Delaware

Tele*Code	Delaware

Inquam Broadband Holding Limited	Cayman Islands

Inquam Norway AS	Norway

PacketVideo Corporation	Delaware

WCS Wireless Licence Subsidiary, LLC	Delaware

Inquam Broadband GmbH	Germany

Cygnus Multimedia Communications, Limited	United Kingdom

Cygnus Multimedia Communications, Inc.	Delaware

Cygnus Acquisition Co.	Canada

PacketVideo N. Carolina Corp.	North Carolina

PacketVideo Germany GmbH	Germany

PacketVideo Japan KK	Japan

PacketVideo France SARL	France

PacketVideo Finland Oy	Finland

PacketVideo India Private Limited	India

NextWave Metropolitan Inc.	Delaware

GO Networks, Inc.	Delaware

GO Global, Ltd.	Israel

Go Networks International Inc.	Delaware

IPW Parent Holdings Inc.	Delaware

Nextwave Argentina S.A.	Argentina

Infotel Argentina S.A.	Argentina

Callbi S. A.	Argentina

425331 Canada Inc.	Ontario, Canada

4399773 Canada Inc.	Ontario, Canada

Packetvideo Switzerland (SDC)	Switzerland

DWS	Switzerland

NextWave Japan KK	Japan

NextWave Latin America Corp.	Delaware

NextWave Latin America LLC	Delaware

NextWave Wireless de Mexico Srl de cv	Mexico

WiMAX Telecom AG	Switzerland

WiMAX Telecom GmbH	Austria

WiMAX Telecom d.o.o.	Croatia

WiMAX Telecom SRO	Slovakia

Amtel Networks SRO	Slovakia

Callix Consulting AG	Switzerland

NextWave Spectrum UK Ltd.	United Kingdom

NextWave Inversiones Ltda.	Chile

NextWave Chile Ltda.	Chile

Southam Chile SA	Chile

Sociedad Televisora CBC Ltd.	Chile

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